AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1997.

                                                REGISTRATION NO. 333-35691
===========================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                         ----------------------

                             AMENDMENT NO. 1
                                    TO
                                 FORM S-3
                          REGISTRATION STATEMENT
                                  UNDER
                        THE SECURITIES ACT OF 1933

                         ----------------------

                           NIAGARA CORPORATION
          (Exact name of Registrant as specified in its charter)


          DELAWARE                  3316                59-3182820
      (State or other         (Primary Standard      (I.R.S. Employer
      Jurisdiction of             Industrial          Identification
      Incorporation or          Classification             No.)
        Organization)             Code Number)


                            667 MADISON AVENUE
                         NEW YORK, NEW YORK 10021
                              (212) 317-1000
     (Address , including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                          ----------------------

                            MICHAEL J. SCHARF
                          CHAIRMAN OF THE BOARD,
                  CHIEF EXECUTIVE OFFICER AND PRESIDENT
                           NIAGARA CORPORATION
                            667 MADISON AVENUE
                         NEW YORK, NEW YORK 10021
                              (212) 317-1000
        (Name, address, including zip code, and telephone number,
                including area code, of agent for service)

                          ----------------------

                                 COPY TO:

                        ROBERT M. CHILSTROM, ESQ.
                 SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             919 THIRD AVENUE
                         NEW YORK, NEW YORK 10022
                              (212) 735-3000


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: FROM TIME TO TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |X|

                         ----------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
==========================================================================

[FLAG]

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



              SUBJECT TO COMPLETION, DATED OCTOBER 27, 1997

                      285,715 SHARES OF COMMON STOCK

                           NIAGARA CORPORATION

      This Prospectus relates to the offer and sale by certain selling stockholders (the "Selling Stockholders"), from time to time, of 285,715 shares of Common Stock, par value $0.01 per share (the "Offered Shares"), of Niagara Corporation (formerly International Metals Acquisition Corporation), a Delaware corporation ("Niagara"), issued in connection with the financing of Niagara's acquisition of LaSalle Steel Company on April 18, 1997.

      Pursuant to this Prospectus, the Offered Shares may be sold by the Selling Stockholders, from time to time while the Registration Statement to which this Prospectus relates is effective, on the open market, on the Nasdaq National Market, in privately negotiated transactions, in an underwritten offering, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Offered Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary concessions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and proceeds of any resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. See "Selling Shareholders" and "Plan of Distribution."

      Niagara's Common Stock is quoted on the Nasdaq National Market under the symbol "NIAG." On October 24, 1997, the per share closing price of the Common Stock as reported on the Nasdaq National Market was $10.25.

      None of the proceeds from the sale of the Offered Shares by the Selling Stockholders will be received by Niagara. Niagara will pay substantially all of the expenses with respect to the offering and sale of the Offered Shares to the public, including the costs associated with registering the Offered Shares under the Securities Act. Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable individually by the Selling Stockholders.

   INVESTORS SHOULD CAREFULLY CONSIDER CERTAIN RISK FACTORS RELATING TO
    NIAGARA AND AN INVESTMENT IN THE COMMON STOCK. SEE "RISK FACTORS"
                           BEGINNING ON PAGE 8.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
         HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
            SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
             ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                  TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is           , 1997.




                          AVAILABLE INFORMATION

      Niagara is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by Niagara can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549 at prescribed rates. In addition, material filed by Niagara can be inspected at the offices of The Nasdaq Stock Market, Reports Section, 1735 K Street N.W., Washington, D.C. 20006.

      Niagara has filed with the Commission a Registration Statement on Form S-3 (together with any amendments or supplements thereto, the "Registration Statement") under the Securities Act with respect to the securities to be issued under this Prospectus. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto in accordance with the rules and regulations of the Commission. For further information regarding Niagara and the shares offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

          CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR"
    PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

      The Private Securities Litigation Reform Act of 1995 provides a new "safe harbor" for certain forward-looking statements. The factors discussed under "Risk Factors" below, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "The Company," in future filings by the Company with the Commission, in the Company's press releases and in oral statements made by authorized officers of the Company. When used in this Prospectus, the words "estimate," "project," "anticipate," "expect," "intend," "believe" and other similar expressions are intended to identify forward-looking statements.




                   DOCUMENTS INCORPORATED BY REFERENCE

      The following documents, or portions of documents, previously filed by Niagara with the Commission are incorporated by reference in this
Prospectus:

      1. Niagara's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (as amended on October 27, 1997).

      2. Niagara's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

      3. Niagara's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 (as amended on October 27, 1997).

      4. Niagara's Current Reports on Form 8-K, dated January 29, 1997 and May 2, 1997 (as amended on July 2, 1997 and October 27, 1997).

      5. The description of the Common Stock contained in the Niagara's Registration Statement on Form 8-A, dated August 10, 1993.

      All documents subsequently filed by Niagara pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the shares hereunder shall be deemed to be incorporated herein by reference and shall be a part hereof from the date of the filing of such documents. Any statements contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

      Niagara will provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of the documents incorporated by reference herein, other than exhibits to such documents not specifically incorporated by reference. Such requests should be directed to Niagara Corporation, 667 Madison Avenue, New York, New York 10021, Attention:
Secretary (telephone: (212) 317-1000).


                       ADDRESS AND TELEPHONE NUMBER

      The mailing address and telephone number of Niagara's principal executive offices are as follows:

                           Niagara Corporation
                           667 Madison Avenue
                           New York, New York  10021
                           Telephone: (212) 317-1000.





                               THE COMPANY

CORPORATE HISTORY

      Niagara was organized on April 27, 1993 with the objective of acquiring an operating business engaged in the metals processing and distribution industry or metals-related manufacturing industry.

      On August 16, 1995, Niagara purchased all outstanding shares of capital stock of Niagara Cold Drawn Corp. ("Niagara Cold Drawn"), a leading manufacturer of cold drawn steel bars in the northeast and southeast regions of the United States, for $10,744,045 in cash.

      On January 31, 1996, Niagara Cold Drawn purchased all outstanding shares of capital stock of Southwest Steel Company, Inc. ("Southwest"), a manufacturer of cold drawn steel bars servicing the southwest region of the United States. As consideration for such shares, Niagara Cold Drawn paid $1,920,000 in cash and $1,156,773 principal amount of Niagara Cold Drawn promissory notes guaranteed by Niagara. In connection with this acquisition, Niagara Cold Drawn discharged $8,518,691 of Southwest indebtedness and Niagara guaranteed $898,000 of Southwest indebtedness. On May 8, 1996, pursuant to the provisions of the Southwest stock purchase agreement, Niagara Cold Drawn asserted indemnification claims in the aggregate amount of approximately $1,300,000 against the former Southwest stockholders. On May 22, 1996, Niagara Cold Drawn brought an action against such stockholders relating to these claims. The defendants have denied liability in their answer.

      During 1996, Southwest completed construction of a new plant outside Dallas, Texas and closed existing facilities in Tulsa, Oklahoma. On November 1, 1996, Southwest was merged into Niagara Cold Drawn.

      On April 18, 1997, Niagara Cold Drawn purchased from Quanex Corporation ("Quanex") all outstanding shares of capital stock of LaSalle Steel Company ("LaSalle," and, collectively with Niagara and Niagara Cold Drawn, the "Company"), one of the largest domestic producers of cold drawn steel. In consideration for the sale of such shares (i) Niagara Cold Drawn paid Quanex $65,500,000 in cash at the closing and (ii) Quanex or Niagara Cold Drawn, as the case may be, will pay the other an amount based on changes in LaSalle's stockholder's equity between October 31, 1996 and March 31, 1997, as reflected on LaSalle's balance sheets as of such dates. The LaSalle stock purchase agreement also provides that Quanex or Niagara Cold Drawn, as the case may be, pay the other an amount based on cash activity in the intercompany account between Quanex and LaSalle from April 1, 1997 through April 18, 1997. On July 2, 1997, Niagara and Niagara Cold Drawn submitted to Quanex a statement disputing the amounts reflected on the balance sheet of LaSalle as of March 31, 1997 for inventory reserves, doubtful account allowances and certain accrued expenses and reserves, in the aggregate amount of $2,136,584. Any dispute between Niagara and Niagara Cold Drawn and Quanex concerning such financial statement is subject to binding arbitration by an independent accounting firm.

      The acquisition of LaSalle and the refinancing of existing Niagara Cold Drawn indebtedness was financed pursuant to (i) a revolving credit and term loan agreement with Niagara Cold Drawn and LaSalle (guaranteed by Niagara), providing for a $50,000,000 three-year revolving credit facility and a $40,000,000 term loan and (ii) the issuance and sale of $20,000,000 aggregate principal amount of 12.5% senior subordinated notes of Niagara Cold Drawn due April 18, 2005 (the "Subordinated Notes"). In connection with this financing, the purchasers of the Subordinated Notes were issued the 285,715 shares of Common Stock offered hereunder.

PRODUCTS

      Following the acquisition of LaSalle, Niagara, through its wholly-owned subsidiaries, became the largest independent producer of cold drawn steel bars in the United States. The manufacture of these bars involves several steps. Hot-rolled steel bars are cleaned of mill scale by a process that involves shotblasting the surface of the bars with hardened steel shot. After shotblasting, the bars are mechanically drawn, or pulled, through a tungsten carbide die containing an orifice one-sixteenth of an inch smaller in cross-section than the size of the hot-rolled bar. Drawing the hot-rolled steel bar in this manner elongates the bar and creates a quality micro-finished surface. The bars are then cut to length and straightened. As an additional step, bars may be turned and/or ground to very close tolerance levels. This process produces steel bars with (i) a smooth and shiny surface, (ii) uniform shape, with close size tolerance, (iii) enhanced strength characteristics and (iv) improved machinability. These characteristics are essential for many industrial applications.

      Niagara Cold Drawn manufactures round bars ("Rounds"), ranging from one-quarter inch to six inches in diameter, and rectangular, square and hexagonal bars ("Shapes") in a variety of sizes, the majority of which are drawn in sizes one-quarter inch to 6 inches thick and up to 15 inches wide. The bars are produced in lengths from 10 to 20 feet, with most being 10 to 12 feet in length. Niagara Cold Drawn's products include (i) cold drawn bars which are used in machining applications, automotive and appliance shafts, screw machine parts and machinery guides, (ii) turned, ground and polished bars which are used in precision shafting and (iii) drawn, ground and polished bars which are used in chrome-plated hydraulic cylinder shafts. Niagara Cold Drawn also offers turning and polishing services (on bars not owned by the Company) which are used in induction hardened parts and spline shafts.

      LaSalle is a technological leader in the development of specialized cold drawn steel products, having obtained numerous foreign and domestic patents throughout its history. LaSalle pioneered the large drawbenches commonly used in cold finishing today and developed the principle of stress-relieving cold finished steel bars. LaSalle employs a number of advanced processing techniques in the manufacture of value-added steel bars including thermal treatment and chrome plating. In addition to cold drawn bars, LaSalle's products include (i) custom cut bars shipped on a "just-in-time" basis which are used in steering columns and shock absorbers, (ii) stress relieved bars which are used in high strength shafting, gears and drive mechanisms, (iii) quench and tempered bars which are used in high strength bolting and high impact rod cylinders and
(iv) chrome plated bars which are used in hydraulic and pneumatic cylinders.

CUSTOMERS

      The Company sells its products primarily to steel service centers, which accounted for approximately 75% of sales for the six months ended June 30, 1997, with the balance of sales to original equipment manufacturers ("OEMs") and the screw machine industry. Steel service centers purchase and warehouse large quantities of standardized steel products which are then sold directly to OEMs. OEMs use cold drawn steel bars in a wide range of products. The Company concentrates its sales efforts on steel service centers, which purchase relatively standardized products on a regular basis. By focusing on this market, the Company attempts to minimize the risk of holding obsolete inventory.

      The Company has approximately 650 active customers in the United States and Canada and is not dependent upon any one geographical market. For the six months ended June 30, 1997, the Company's 10 largest customers (by tons shipped) represented approximately 65% of sales, and its 3 largest customers, Alro Steel Corporation, A.M. Castle & Co. and Earle M. Jorgensen Co., represented approximately 49% of sales. The loss of any of the three largest customers would have a material adverse effect on sales.

MARKETING

      The Company markets its products through salaried in-house sales personnel and sales representatives compensated on a commission-only basis. Such sales representatives and in-house personnel cover approximately 90% of the United States and certain regions of Canada.

STRATEGY

      The Company's business strategy focuses on improving product quality and customer service and on maintaining strict cost controls. With the acquisition of LaSalle, the Company can offer a full product line on a national level.

      The Company seeks to obtain a competitive advantage through its ability to supply customers on a timely basis with an extensive range of sizes and Shapes of high quality cold drawn steel bars. In this regard, the Company maintains finished goods inventories of the most commonly ordered sizes and Shapes.

      In order to improve profitability, the Company has chosen to specialize on higher margin and value-added products. In addition, the Company is implementing a system of inventory management to supply more efficiently multiple locations of steel service center companies.

RAW MATERIALS

      The Company purchases raw materials, which consists of hot-rolled steel bars, from integrated steel mills and mini-mills. The cost of hot-rolled steel bars purchased from mini-mills is primarily dependent on the price of scrap steel. Since the price of scrap steel is subject to substantial price fluctuations, the price of hot-rolled steel bars is subject to similar fluctuations. The Company obtains raw material from both domestic and foreign suppliers and is generally able to pass along to customers increases in the price of hot-rolled steel.

COMPETITION

      The cold drawn steel bar market is highly competitive, based on price, product quality and customer service. The Company's strategy is to seek to remain competitive on price and surpass its competitors in product quality and customer service. Its principal competitors are domestic companies, including both integrated and independent cold drawn steel bar producers.

      The Company believes that the ability to offer a full line of cold finished bar products and the proximity of facilities to major steel service center markets are key competitive factors in the industry. Close geographic proximity results in reduced freight costs and faster delivery of customer orders. The cold drawn steel industry allocates freight costs among suppliers and customers based on an "equalizing" system whereby the customer pays freight cost equal to that of the nearest supplier. The Company's five manufacturing facilities (located in Buffalo, New York; Chattanooga, Tennessee; Midlothian, Texas; and Hammond and Griffith, Indiana) provide close proximity to many customers.

      The Company competes in a narrow segment of the steel industry, but its business is affected by conditions within the broader steel industry and in particular the automotive and machine tool industries. Consequently, a significant downturn in the broader steel industry (which generally results from a downturn in the U.S. economy as a whole) or the automotive or machine tool industries may result in a similar downturn in the cold drawn steel bar market and have an adverse effect on the Company.

EMPLOYEES

      As of August 31, 1997, the Company employed approximately 650 persons. It believes that its relationship with its employees is good. All of LaSalle's 279 hourly employees at its Hammond, Indiana facility as of such date were covered by a collective bargaining agreement with The Progressive Steelworker's of Hammond, Inc. which expires on May 17, 1998. All of LaSalle's 20 hourly employees at its Griffith, Indiana facility as of such date were covered by a collective bargaining agreement with the United Steel Workers of America and its local affiliate which expires on February 19, 2000.

ENVIRONMENTAL MATTERS

      Under applicable state and federal laws, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), Niagara Cold Drawn and LaSalle may be responsible for costs required to remove or remediate previously disposed wastes or hazardous substances at locations owned or operated by them or at locations owned or operated by third parties where they, or a company from which they acquired assets, arranged for the disposal of such materials. Claims for such costs have been made against LaSalle with respect to three such third-party sites. Management believes that, in two cases, the volumes of waste allegedly attributable to LaSalle and the share of costs for which it may be liable are de minimis. In the third case, LaSalle has received an insurance settlement in an amount that exceeds the financial contribution it has been required to make to date. Because liability under CERCLA and analogous state laws is generally joint and several and because further remediation work may be required at these sites, LaSalle may be required to contribute additional funds. However, based on its volumetric share of wastes disposed and the participation of other potentially liable parties, management does not believe that LaSalle's share of additional costs will have a material adverse effect on the Company's business or financial position.

                               RISK FACTORS

Prospective purchasers of the Common Stock offered hereby should carefully consider the following risk factors, in addition to other information contained in or incorporated by reference in this Prospectus.

CYCLICALITY

      The Company's products are used in the automotive, machine tool, construction and manufacturing industries, among others. As a result, demand for such products is closely tied to the economic cycles that drive these businesses. For this reason, the Company's financial performance has been, and will likely continue to be, cyclical in nature.

COMPETITION FROM LARGER, VERTICALLY INTEGRATED COMPETITORS

      The Company's three largest competitors, Republic Engineered Steels, Inc., Nucor Corporation, and Bar Technologies, Inc., are vertically integrated with both hot rolling and cold drawing capabilities. This integration could result in lower raw material costs to these competitors.

EXPIRATION OF UNION CONTRACTS

      All of LaSalle's 279 hourly employees (as of August 31, 1997) at its Hammond, Indiana facility are covered by a collective bargaining agreement with The Progressive Steelworker's of Hammond, Inc. which expires on May 17, 1998. All of LaSalle's 20 hourly employees (as of August 31, 1997) at its Griffith, Indiana facility are covered by a collective bargaining agreement with the United SteelWorkers Union and its local affiliate which expires on February 19, 2000. There is no assurance that the Company will be able to negotiate new agreements on favorable economic terms.

ENVIRONMENTAL MATTERS

      As manufacturers of cold finished steel, Niagara Cold Drawn and LaSalle are subject to extensive regulations concerning the discharge of materials into the environment and the remediation of environmental contamination at their plant sites or at offsite disposal locations. While the costs of complying with current regulations and the Company's share of remediation expenses at locations where Niagara Cold Drawn or LaSalle has been identified as a responsible party have not adversely affected the Company in any material respect, there is no assurance that substantial additional costs will not be required as a result of more stringent regulations, an increase in the Company's share of remediation costs at those locations where Niagara Cold Drawn or LaSalle have been identified as a responsible party, or the discovery of additional contamination at the Company's facilities or at other locations for which the Company would be responsible.

HIGH DEGREE OF LEVERAGE

      The capitalization of the Company at June 30, 1997 includes $85.5 million of indebtedness, representing a ratio of debt to capitalization of 82.5%. This high degree of leverage poses a risk that, in a significant economic downturn, the Company may not generate enough cash to service debt and adequately fund operations. Under certain circumstances, the Company is required to use the net proceeds from the exercise of its outstanding warrants to prepay certain indebtedness at a premium.

SHARES ELIGIBLE FOR FUTURE SALE

      Sales of a substantial number of shares of Common Stock in the public market could adversely affect the market price for the Common Stock. In addition to 3,954,465 shares of Common Stock, Niagara currently has outstanding 6,050,000 warrants which are exercisable for an equal number of shares of Common Stock at $5.50 per share (subject to anti-dilution adjustments). The Company may in the future cause the Common Stock issuable pursuant to stock options granted to employees and directors of the Company to be registered under the Securities Act.

ANTI-TAKEOVER EFFECT OF POTENTIAL ISSUANCES OF PREFERRED STOCK

      Niagara's Restated Certificate of Incorporation authorizes Niagara's Board of Directors to issue, without stockholder approval, up to 500,000 shares of Preferred Stock, par value $.001 per share, with such voting powers, designations, preferences, rights, qualifications, limitations and restrictions as may be permitted under the General Corporation Law of the State of Delaware. Niagara has no current intention to issue any of such shares. This provision may be deemed to be "anti-takeover" in nature in that it may deter, discourage or make more difficult the acquisition of control of Niagara by another entity or person through a tender offer, merger, proxy contest or other transaction or series of transactions.

NO ANTICIPATED DIVIDENDS

      The agreements entered into by Niagara, Niagara Cold Drawn and LaSalle in connection with the financing of Niagara Cold Drawn's acquisition of LaSalle on April 18, 1997 and the refinancing of existing Niagara Cold Drawn indebtedness carry restrictions on, among other things, the payment of dividends. As a result, Niagara's Board of Directors does not anticipate authorizing the payment of any dividends on the Common Stock in the foreseeable future.

                             USE OF PROCEEDS

      The Company will not receive any of the proceeds from the resale of the Offered Shares by the Selling Stockholders.

                         THE SELLING STOCKHOLDERS

      The following table sets forth the names of the Selling Stockholders, the number of shares of Common Stock beneficially owned by each such Selling Stockholder as of October 24, 1997, the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each such Selling Stockholder, and the resulting amount and percentage of the outstanding Common Stock if all Offered Shares which are beneficially owned by such persons are sold. None of the Selling Stockholders has, or within the past three years has had, any position, office or other material relationship with Niagara or any of its predecessors or affiliates, except as noted in the footnotes to the following table. The Offered Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Offered Shares, nor are the Selling Stockholders obligated to sell any such Offered Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Offered Shares, no estimate can be given as to the number of Common Shares that will be held by any Selling Stockholder upon termination of any offering made hereby. The Selling Stockholders identified below may have sold, transferred or otherwise disposed of all or a portion of their Offered Shares since the date of this Prospectus in transactions exempt from the registration requirements of the Securities Act.

                                                                                          Common Shares
                                                                                          Beneficially Owned
                                                                                          After Offering(1)
                                                                                          --------------------
                                   Shares of Common
                                   Stock Beneficially
Name of Selling                    Owned Prior to        Common Stock      Percent                 Percent of
Stockholder                        Offering              Offered Hereby    Outstanding    Number   Outstanding
--------------------------------------------------------------------------------------------------------------
The Prudential Insurance           121,429               121,429           3.07%          0        0
Company of America(1)

The Equitable Life Assurance       121,429               121,429           3.07%          0        0
Society of the United States(1)

United States Fidelity and          42,857                42,857           1.08%          0        0
Guaranty Company(1)



(1) In connection with the acquisition of LaSalle and the refinancing of existing Niagara Cold Drawn indebtedness, Niagara, Niagara Cold Drawn and LaSalle entered into separate Note and Stock Purchase Agreements with The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company (collectively, the "Note and Stock Purchase Agreements"), providing for the issuance and sale of the Subordinated Notes and the 285,715 shares of Common Stock offered hereunder. In connection with the execution of the Note and Stock Purchase Agreements, Niagara, Niagara Cold Drawn, Michael J. Scharf and each of the purchasers of the Common Stock issued pursuant to the Note and Stock Purchase Agreements entered into a Stockholders Agreement, dated as of April 18, 1997 (the "Stockholders Agreement") providing for, among other things, registration rights pursuant to which the Common Stock offered hereby is being registered.


                           PLAN OF DISTRIBUTION

      The Offered Shares are being offered on behalf of the Selling Stockholders, and the Company will not receive any proceeds from the Offering. The Offered Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Offered Shares may be effected in one or more of the following methods: (i) ordinary brokerage transactions, which may include long or short sales;
(ii) transactions involving cross or block trades on the Nasdaq National Market; (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or (vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may sell short shares of the Common Stock and redeliver the Offered Shares to close out such short positions, enter into hedging transactions with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus.

      Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares as agents may receive compensation in the form of commissions, discounts or concessions from the Selling Stockholders and/or purchasers of the Offered Shares for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions). The Selling Stockholders and any broker-dealers who act in connection with the sale of Offered Shares hereunder may be deemed to be "Underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Offered Shares.

      At the time a particular offering of the Offered Shares is made, a Prospectus Supplement, if required, will be distributed setting forth any information required to be set forth therein.

      There is no assurance that the Selling Stockholders will sell any of the Offered Shares. In addition, the Selling Stockholders may sell under Rule 144 under the Securities Act any Offered Shares which may then be sold thereunder, rather than pursuant to this Prospectus.

      Niagara will pay substantially all of the expenses incident to the registration, offering and sale of the Offered Shares to the public other than commissions or discounts of underwriters, broker-dealers or underwriters. Niagara has also agreed to indemnify the Selling Stockholders and certain related persons against certain liabilities including liabilities under the Securities Act. In addition, the Selling Stockholders have agreed to indemnify Niagara and certain related persons against certain liabilities.

                              LEGAL MATTERS

      The validity of the Common Stock offered hereby has been passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP.

                                 EXPERTS

      The consolidated balance sheets of Niagara and subsidiary as of December 31, 1996 and 1995, the related consolidated statements of operations, stockholders' equity and cash flows and the related schedules for each of the three years in the period ended December 31, 1996, and the statements of operations and cash flows of Niagara Cold Drawn for the period from January 1, 1995 to August 16, 1995, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by BDO Seidman, LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

      The balance sheets of LaSalle as of October 31, 1996, 1995 and 1994, and the related statements of income and retained earnings, and cash flows, and the related schedules for each of the three years in the period ended October 31, 1996, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by Deloitte & Touche LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.

      The statements of operations and cash flows of Niagara Cold Drawn for the year ended December 31, 1994, incorporated in this Prospectus and elsewhere in the Registration Statement, have been audited by MacDade Abbott LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in auditing and accounting.



===================================      =================================

      No dealer, salesman or any                    285,715 SHARES
other person has been authorized to
give any information or to make any
representation not contained in
this Prospectus, and, if given or
made, such information or represen
tation must not be relied upon as
having been authorized by the
Company or any Selling Stockholder.
This Prospectus does not constitute                NIAGARA CORPORATION
an offer to sell or a solicitation
of an offer to buy any of the
securities offered hereby in any
jurisdiction to any person to whom
it is unlawful to make such offer
in such jurisdiction. Neither the
delivery of this Prospectus nor any                    COMMON STOCK
sale made hereunder shall, under
any circumstances, create any
implication that the information
herein is correct as of any time
subsequent to the date hereof or
that there has been no change in
the affairs of the Company since
such date.

            ------------                          --------------------

         TABLE OF CONTENTS                             PROSPECTUS

                               Page               --------------------

Available Information.........    2
Cautionary Statement for
  Purposes of the "Safe
  Harbor" Provisions of
  the Private Securities
  Litigation Reform Act
  of 1995.....................    2
Documents Incorporated by
  Reference...................    3
Address and Telephone
  Number......................    3
The Company...................    4
Risk Factors..................    8
Use of Proceeds...............    9
The Selling Stockholders......   10
Plan of Distribution..........   11
Legal Matters.................   12
Experts.......................   12                           , 1997

===================================      =================================




                                 PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth estimated expenses, other than underwriting discounts and commissions, payable by Niagara in connection with the Offering:

   Securities and Exchange Commission Registration Fee......  $    747.19
   Legal Fees and Expenses..................................    22,000.00
   Accounting Fees and Expenses.............................     6,000.00
                                                              -----------
            Total...........................................  $ 28,747.19

      Under the terms of the Stockholders Agreement, Niagara agreed to pay all expenses incident to the registration of the Offered Shares including, reasonable fees of counsel retained by the Selling Stockholders. Normal underwriting commissions and brokers fees, however, as well as any applicable transfer taxes and other selling expenses, are payable individually by the Selling Stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Restated Certificate of Incorporation eliminates, to the extent permitted by Delaware law, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty as directors.

      Section 145(a) of the Delaware General Corporation Law (the "DGCL") provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful." With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that "[a] corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor . . . [by reason of his service in one of the capacities specified in the preceding sentence] against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper."


ITEM 16.  EXHIBITS

      Exhibit No.       Description
      -----------       -----------
      3.1               Registrant's Restated Certificate of
                        Incorporation, as amended on May 16, 1996.(1)

      3.2               Bylaws of the Company, as amended.(2)

      4.1               Form of Common Stock Certificate.(2)

      4.2               Form of Warrant Certificate.(2)

      4.3 Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.(3)

      4.4 Revolving Credit and Term Loan Agreement, dated as of April 18, 1997, by and among Niagara Cold Drawn Corp., LaSalle Steel Company, Manufacturers and Traders Trust Company (individually and as Agent), CIBC, Inc. and National City Bank.(4)

      4.5 Form of Note and Stock Purchase Agreement, dated as of April 18, 1997, among the Registrant, Niagara Cold Drawn Corp., Michael J. Scharf, The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company.(4)

      4.6 Stockholders Agreement, dated as of April 18, 1997, among the Registrant, Niagara Cold Drawn Corp., Michael J. Scharf, The Prudential Insurance Company of America, The Equitable Life Assurance Society of the United States and United States Fidelity and Guaranty Company.(4)

      5 Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding legality of securities being registered.(5)

      23.1              Written consent of BDO Seidman, LLP.

      23.2              Written consent of Deloitte & Touche LLP.

      23.3              Written consent of MacDade Abbott LLP.

      23.4 Written consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in the opinion filed as Exhibit 5).(5)

      24 Power of Attorney (included on the signature page of the Registration Statement).(5)
-----------------
1 Incorporated by reference to exhibits filed with the Registrant's Report on Form 10-Q for the quarter ended June 30, 1996.

2 Incorporated by reference to exhibits filed with the Registrant's Registration Statement on Form S-1, Registration No. 33-64682.

3 Incorporated by reference to exhibits filed with the Registrant's Report on Form 10-K for the fiscal year ended December 31, 1993.

4 Incorporated by reference to exhibits filed with the Registrant's Report on Form 8-K, dated May 2, 1997.

5   Filed previously.


ITEM 17.  UNDERTAKINGS

      The undersigned Registrant hereby undertakes:

            (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim of indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York on October 27, 1997.

                                 NIAGARA CORPORATION

                                 By: /s/ MICHAEL J. SCHARF
                                    --------------------------------------
                                    Michael J. Scharf
                                    Chairman of the Board, Chief Executive
                                       Officer and President


      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                       Date
---------                   -----                       ----

/s/ MICHAEL J. SCHARF       Chairman of the Board,      October 27, 1997
-------------------------   Chief Executive Officer
 Michael J. Scharf          and President
                            (principal executive
                            officer)

         *
-------------------------   Vice President, Chief       October 27, 1997
 Gilbert D. Scharf          Financial and Principal
                            Accounting Officer,
                            Treasurer, Secretary
                            and Director
                            (principal financial and
                            accounting officer)

         *
-------------------------   Director                     October 27,  1997
 Gerald D. Cohn

         *
-------------------------   Director                     October 27, 1997
 Andrew R. Heyer


*By: /s/ MICHAEL J. SCHARF
    -----------------------------------
    Michael J. Scharf, Attorney-in-Fact




                              EXHIBIT INDEX

 Exhibit No.              Description                             Page
 -----------              -----------                             ----
     23.1         Written consent of BDO Seidman, LLP.

     23.2         Written consent of Deloitte & Touche LLP.

     23.3         Written consent of MacDade Abbott LLP.